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                                                                     Exhibit 4.1

                             FINANCIALWEB.COM, INC.
                    THE SERIES A CONVERTIBLE PREFERRED STOCK

     RESOLVED, that in accordance with the provisions of the Company's Certificate of Incorporation, a series of convertible preferred stock, $0.001 par value per share ("Series A Stock"), be and hereby is created and authorized for issuance, and that the designations and amounts thereof and the preferences, voting powers, limitations, restrictions, and other rights of the Series A Stock are as set forth in this resolution:

     SECTION 1. Designation and Amount. Eight hundred fifteen thousand four hundred eighty-eight (815,488) shares of Series A Stock, $.001 par value, are designated as "Series A Convertible Preferred Stock" with designations and the powers, preferences and rights, and the qualifications, limitations and restrictions specified herein. Such number of shares may be increased or decreased by resolution of the Board of Directors.

     SECTION 2. Dividends and Distributions. The holders of Series A Stock shall not be entitled to any dividends per share.

     SECTION 3. Conversion Rights. The holders of the Series A Stock shall have the following rights with respect to the conversion of the Series A Stock into shares of Common Stock (the "Conversion Rights"):

          3.1 Subject to and in compliance with the provisions of this Section 3, any shares of Series A Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of the Company's common stock, par value $.001 per share (the "Common Stock"). The number of shares of Common Stock to which a holder of Series A Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series A Conversion Rate then in effect (determined as provided in Section 3.2) by the number of shares of Series A Stock being converted.

          3.2 The conversion rate in effect at any time for conversion of the Series A Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Stock by the Series A Conversion Price, calculated as provided in Section 3.3.

          3.3 The conversion price for the Series A Stock shall initially be the Original Issue Price of the Series A Stock (the "Series A Conversion Price"). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section 3. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted.

          3.4 Each holder of Series A Stock who desires to convert the same into shares of Common Stock pursuant to this Section 3 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Stock being converted. Thereupon, the Company shall promptly issue and
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deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          3.5 If and whenever the Company shall issue any shares of Preferred Stock or Common Stock for a consideration per share less than the Series A Conversion Price (whether pursuant to a direct issuance or any option or warrant to acquire shares) or issue any security convertible into shares of Common Stock at a conversion value of less than the Series A Conversion Price, then, forthwith upon such issue or sale, the Series A Conversion Price shall be reduced to the lowest price at which such shares were offered in any one transaction; provided, however, that the foregoing provision of this Section 3.5 shall not apply to any Common Stock or Preferred Stock issued: (i) to any person pursuant to any stock option or similar plan or arrangement for the benefit of officers, directors and employees of or consultants to the Company or its subsidiaries in effect on the Original Issue Date or thereafter adopted by the Board of Directors and (ii) on conversion of any security convertible into Common Stock that are issued and outstanding as of the Original Issue Date.

          3.6 The Company shall at any time or from time to time after the date that the first share of Series A Stock is issued (the "Original Issue Date") effect a subdivision (or stock split) of the outstanding Common Stock without a corresponding subdivision of the Series A Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares (or reverse stock split) without a corresponding combination of the Series A Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 3.6 shall become effective at the close of business on the date the subdivision or combination becomes effective.

          3.7 If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise, in any such event each holder of Series A Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          3.8  If at any time or from time to time after the Original Issue
Date, there is a capital reorganization of the Common Stock, as a part of such capital reorganization, provision shall be made so that the holders of the Series A Stock shall thereafter be entitled to receive upon conversion of the Series A Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Series A Stock after the capital reorganization to the end that the provisions of this Section 3 (including adjustment of the Series A Conversion Price then in effect and the number of
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shares issuable upon conversion of the Series A Stock) shall be applicable after that event and be as nearly equivalent as practicable.

          3.9 In each case of an adjustment or readjustment of the Series A Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Stock, if the Series A Stock is then convertible pursuant to this Section 3, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

          3.10 No fractional shares of Common Stock shall be issued upon conversion of Series A Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors, with reference to the current trading price for the Common Stock) on the date of conversion.

          3.11 The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          3.12 Any notice required by the provisions of this Section 3 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          3.13 The provisions of Section 3 will not apply to any Common Stock or Series A Stock issued or issuable: (i) to any person pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of officers, directors and employees of or consultants to the Company or its subsidiaries in effect on the Original Issue Date or thereafter adopted by the Board of Directors and (ii) on conversion of the Series A Stock.

     SECTION 4. Redemption Rights.   The shares of Series A Convertible
Preferred Stock shall be redeemed as follows:
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          4.1  Redemption at Company's Option.  Upon at least thirty (30) days'
prior written notice, the Company may redeem effective at any time, from each holder of shares of Series A Stock all of the shares of Series A Stock held by such holder.

          4.2 Redemption Price and Payment. The Series A Stock to be redeemed pursuant to 4.1 shall be redeemed by paying for each share in cash an amount equal to the Original Issue Price, such amount also being referred to as the "Redemption Price". Such payment shall be made in full to the holders entitled thereto.

          4.3 Redemption Mechanics. At least 10 but not more than 30 days prior to the date of any redemption (the "Redemption Date"), written notice (the "Redemption Notice") shall be given by the Company by mail, postage prepaid, or by telex to non-U.S. residents for which telex instructions shall have been provided to the Company for such purpose, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series A Stock notifying such holder of the redemption and specifying the Redemption Price, the Redemption Date and the place where said Redemption Price shall be payable. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Company. The holder shall continue to have the conversion rights set forth in
Section 3 prior to the Redemption Date. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series A Stock (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for redemption of shares of Series A Stock on the Redemption Date are insufficient to redeem the total number of outstanding shares of Series A Stock, the holders of shares of Series A Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. The shares of Series A Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein for the Series A Stock. At any time thereafter when additional funds of the Company are legally available for the redemption of such shares of Series A Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

     SECTION 5. Reacquired Shares. Any shares of Series A Stock redeemed, purchased, or otherwise acquired by the Company in any manner whatsoever will have the status of authorized but unissued shares of Series A Stock.
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     SECTION 6. Liquidation.  Upon any liquidation, dissolution or winding up of the Company (other than in connection with a reorganization of the Company in which the rights and preferences of the Series A Stock are not adversely affected), whether voluntary or involuntary, the holders of Series A Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Stock, to be paid an amount equal to Original Issuance Price per share of Series A Stock (in the aggregate, the "Liquidation Preference") (such amount payable with respect to one share of Series A Stock sometimes shall be referred to as the "Liquidation Payment").
Upon any such liquidation, dissolution or winding up of the Company, after the holders of Series A Stock shall have been paid the full Liquidation Preference, the remaining net assets of the Company may be distributed to the holders of stock ranking on liquidation junior to the Series A Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payment and the place where said Liquidation Payment shall be payable, shall be given by mail, postage prepaid, or by telex to non-U.S. residents, not less than 20 days prior to the payment date stated therein, to the holders of record of Series A Stock, such notice to be addressed to each such holder at its address as shown by the records of the Company.

     SECTION 7. Voting Rights. The holders of shares of Series A Stock shall have no voting rights.

     SECTION 8.  Registration Rights.

          8.1.   Piggy-Back.   If the Company proposes to file, on its behalf
and/or on behalf of any of its securities holders, a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") other than in connection with a dividend reinvestment employee stock purchase, option or similar plan or in connection with a merger, consolidation or reorganization, the Company shall give written notice to each Series A Stock holder (the "Holder") at least 30 days before the filing with the Securities and Exchange Commission ("SEC") of such Registration Statement. Each Holder who desires to include any of its shares of Common Stock into which the Series A Stock are convertible, whether or not already converted, (the "Registrable Securities") in such Registration Statement shall give written notice to the Company within 20 days after the date of receipt of written notice from the Company. The Company shall thereupon include in such filing the shares of Common Stock designated by such Holder and, subject to its right to withdraw such filing, shall use its best efforts to effect registration under the Securities Act of such shares of Common Stock.

          8.2 Conditions. The right of the Holders to have shares included in any Registration Statement in accordance with the provision of this Section 8 shall be subject to the following conditions:

          (a) The Company shall have the right to require that the Holders participating in such Registration Statement agree to refrain from offering or selling (other than in a private sale) any shares of Common Stock that they own which are not included in any such Registration Statement in accordance with this Section 8 for any time period specified in writing by any managing underwriter of the offering to which such Registration Statement relates;

          (b) If any managing underwriter of the offering to which the Registration Statement relates informs the Company in writing that the total number of shares of Common Stock requested by the Holders to be included in the Registration Statement is sufficiently large to affect the success of such offering adversely, then the Company will include only the number of shares, if any, in the Registration Statement that such managing underwriter shall advise the Company will not so affect the
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offering, and reductions in the number of shares of Common Stock owned by the
Holders and other persons who have elected to have shares of Common Stock included in such Registration Statement will be made proportionately to their respective percentages of ownership of shares to be included in the Registration Statement; and

          (c) The Company shall furnish Holders who have shares included in a Registration Statement pursuant to this Section 8 with such number of copies of the prospectus relating to the offering (the "Prospectus") (including any preliminary prospectus or supplemental or amended prospectus) as such Holder may reasonably request in order to facilitate the sale and distribution of its shares.

          8.3. Registration Covenants of Company. The Company shall use its best efforts to prepare and file the Registration Statement or proceed with the Offering as to which the notice specified herein is given.

          (a) The Company shall use its best efforts to file a registration statement within forty-five (45) days of receipt of any demand therefor, shall use its best efforts to have any registration statement declared effective at the earliest possible time, and shall furnish each Holder desiring to sell Registrable Securities such number of prospectuses as shall reasonably be requested.

          (b) As expeditiously as possible prepare and file with the Commission any amendments and supplements to the registration statement and the prospectus included therein as may be necessary to keep the registration statement effective until the later of (i) the date when all Registrable Securities registered have been sold, or (ii) one year from the effective date of the Registration Statement.

          (c) The Company shall pay all costs (excluding any underwriting or selling commissions or other charges of any broker-dealer acting on behalf of Holder(s)), fees and expenses in connection with all registration statements filed pursuant to Section 8 hereof including, without limitation, the Company's legal and accounting fees. If the Company shall fail to comply with the provisions of Section 8.3(a) or (b), the Company shall, in addition to any other equitable or other relief available to the Holder(s), be liable for any or all damages due to loss of profit sustained by the Holder(s) requesting registration of their Registrable Securities.

          (d) The Company shall take all necessary action which may be required in qualifying or registering the Registrable Securities included in the registration statement for offering and sale under the securities or blue sky laws of such states as reasonably as requested by the Holder(s), provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

          (e) The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement and each person, if any, who controls such Holders within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may be subject.

          (f) The Holder(s) of the Registrable Securities to be sold pursuant to a registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning
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of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage or expense or liability (including all expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from written information furnished by or on behalf of such Holders, or their successors or assigns, for specific inclusion in such a registration statement.

          (g) The Company shall furnish to each Holder participating in an offering including Registrable Securities, pursuant to Section 8.1 hereof, and to each underwriter, if any, a signed counterpart, addressed to such Holder or underwriter, of (i) an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), and (ii) a "cold comfort" letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities.

          (h) The Company shall as soon as practicable after the effective date of a registration statement relating to any Registrable Securities pursuant to
Section 8.1 hereof, and in any event within fifteen (15) months thereafter, make "generally available to its security holders" (within the meaning of Rule 158 under the Act) an earnings statement (which need not be audited) complying with
Section 11(a) of the Act and covering a period of at least twelve (12) consecutive months beginning after the effective date of the registration statement.

          (i) The Company shall deliver promptly to each Holder participating in an offering including any Registrable Securities pursuant to Section 8.1 hereof, who so requests, and to the managing underwriter, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the National Association of Securities Dealers, Inc. ("NASD"). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such Holder shall reasonably request as it deems necessary to comply with applicable securities laws and NASD rules.

          (j) With respect to a registration pursuant to Section 8.1 hereof, if requested by the Holders holding a Majority of the Registrable Securities, the Company may enter into an underwriting agreement with the managing underwriter selected for such underwriting by Holders holding a Majority of the Registrable Securities requested to be included in such underwriting. Such managing underwriter(s) shall be satisfactory to the Company and each Holder and such agreement shall be satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders may be parties to any
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underwriting agreement relating to an underwritten sale of their Registrable
Securities and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders and their intended methods of distribution.

          (k) Subject to the provisions of Section 8.2(a) or (b), upon the written request therefor by any Holder(s), the Company may include in the registration statement any other securities of the Company held by such Holder(s) as of the date of filing of such registration statement, including without limitation, restricted shares of Common Stock, options, warrants or any other securities convertible into shares of Common Stock.
          (l) For purposes of this Section 8.3, the term "Majority" in reference to the Holders of Series A Stock or Registrable Securities, shall mean in excess of fifty percent (50%) of the outstanding Series A Stock or Registrable Securities that (i) are not held by the Company, an affiliate, officer, creditor, employee or agent thereof or any of their respective affiliate's, members of their family, persons acting as nominees or in conjunction therewith or (ii)have not been resold to the public pursuant to a registration statement filed with the Commission under the Act.

          8.4 "No Action" Letter: Opinion of Counsel. No Holder shall have registration rights under this Section with respect to any sales proposed by them of shares as to which sales (i) a "no action" letter is received from the SEC or its staff confirming the availability of an exemption from the requirements of the Securities Act or (ii) an unqualified opinion of counsel to the Company is rendered to the effect that registration of such shares for such sales is not required, provided that in both cases (i) and (ii) above, the volume limitations of Rule 144(e) under the Securities Act shall not limit the amount of shares of Common Stock that the Holders are entitled to offer and sell without registration under the Securities Act.

          8.5. Recall of Prospectuses, etc. With respect to a Registration Statement or amendment thereto filed pursuant to this Section, if, at any time, the Company notifies the selling Holder that an amendment or supplement to such Registration Statement or amendment or the prospectus included therein is necessary or appropriate, the selling Holder will forthwith cease selling and distributing shares thereunder and will forthwith redeliver to the Company all copies of such Registration Statement and prospectuses then in their possession or under their control.

          8.6. Cooperation of Holders. The Company shall be entitled to require that each selling Holder cooperate with the Company in connection with a registration of shares of Common Stock pursuant to this Section and furnish such information, representations, undertakings and agreements regarding such selling Holder and the distribution as may be reasonably required by the Company or as required by law in connection therewith.

          8.7. Expenses. The Company will bear all the expenses in connection with any Registration Statement under this Section 8 (including the fees and expenses of a single counsel to the Holders) other than transfer taxes payable on the sale of such shares and fees and commissions of brokers, dealers and underwriters.

          8.8. Indemnification. In the event of the registration of any securities under the Securities Act pursuant to this Section, the Company and the Holders shall provide to each other customary indemnification to the extent of any loss, claim, damage, liability or expense arising out of such registration.
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     SECTION 9.  Definitions.

          9.1 "Original Date Of Issuance" of any share of Series A Stock means the date on which: (a) executed conversion election form and an original convertible note has been received by the Company, or (b) the consideration for that share has otherwise been fully paid by the initial purchaser.

          9.2 "Original Issue Price" means, with respect to Series A Stock, Three Dollars ($ 3.00) per share.